Exhibit 99.1
NaviSite Reports Fourth Quarter and Fiscal Year 2008 Results
Fourth Quarter EBITDA increases 54% with a 16% increase in Revenue
Fiscal year EBITDA increases 48% with a 22% increase in Revenue
Andover, MA. November 3, 2008 — NaviSite, Inc. (NASDAQ: NAVI), a leading provider of enterprise hosting solutions and application services, today reported financial results for the fourth quarter and full fiscal year 2008 that ended on July 31, 2008.
•	Total revenue for the quarter ended in July 31, 2008 was $40.2 million representing a year-over-year increase of 16% and sequential increase of 2%. Total revenue for the full fiscal year 2008 was $154.6 million representing a 22% increase over revenue of $126.2 million in fiscal year 2007.

•	Recurring hosting revenue was $34.4 million for the fourth quarter representing a year-over-year increase of 22% and a sequential increase of 4%. Recurring hosting revenue for the full fiscal year was $131.3 million representing an increase of 24% over the revenue of $105.8 million in fiscal year 2007.

•	EBITDA, excluding impairment costs, stock-based compensation, severance, costs related to discontinued operations, and other non-operational charges (“EBITDA”), for the fourth quarter was $10.1 million representing a year-over-year increase of 54% and a 17% sequential increase. EBITDA for the full fiscal year 2008 was $34.2 million representing an increase of 48% over EBITDA of $23.1 million in fiscal year 2007. EBITDA for the fourth quarter of fiscal year 2008 includes a $1.6m settlement gain.

•	Income from operations for the fourth quarter was $1.4 million representing a 45% year-over- year increase. Income from operations for the full fiscal year 2008 was $5.0 million representing an increase of 122% over income from operations of $2.3 million in fiscal year 2007.

•	Net loss attributable to common shareholders for the fourth quarter was $1.2 million, or $(0.04) per share, representing a reduction of 93% from the loss of $17.1 million reported in the fourth quarter of fiscal year 2007. Net loss attributable to common shareholders for the full fiscal year 2008 was $11.3 million or $(0.33) per share compared to a loss of $25.9 million or ($0.85) per share for the fiscal year 2007. Net loss for the fourth quarter of fiscal year 2008 includes a $1.6m settlement gain.

“We are pleased with the results in the fourth quarter where significant progress was made driving organic hosting revenue growth and in the achievement of a record quarter of EBITDA .” said Arthur Becker, Chief Executive Officer of NaviSite. “Despite a slowing economic climate and a challenging environment for professional services, demand for our Enterprise Hosting services was robust as shown by our $1.0m of new hosting recurring bookings and the 4% sequential growth in our hosting revenue”.
•	Booked approximately $1.0 million of new monthly recurring hosting revenue (MRR) in the fourth quarter bringing the full fiscal year 2008 new MRR bookings total to $3.8 million which represents a 19% increase over $3.2 million recorded in fiscal year 2007

•	Signed $34.3 million of total hosting contract value with an average contract term of 35 months during the fourth quarter for recurring applications services and enterprise hosting business

•	Signed professional services contracts with a total value of $4.2 million during the fourth quarter compared to $3.7million in the third quarter of fiscal year 2008 and $6.5 million in the same period of FY07.

•	Customer churn, defined as the loss of a customer or a reduction in a customer’s monthly revenue run rate from our overall active customer pool, was 1.2% per month during the quarter compared to 1.3% in the prior quarter and 2.5% a year ago.
Guidance:
NaviSite will provide guidance for the first quarter of fiscal year 2009 on its earnings call.
Conference Call Scheduled for November 3, 2008
NaviSite, Inc. Chief Executive Officer, Arthur Becker, and Chief Financial Officer, Jim Pluntze will host a conference call on Monday November 3, 2008 at 8:30 a.m. Eastern Time to discuss the Company’s results for its fourth quarter and fiscal year 2008.
NaviSite’s conference call can be accessed by dialing 866-356-4279 (International: 617-597-5394) and entering passcode 82219560. Alternatively, participants can listen to a live webcast of the call available through NaviSite’s website at http://navisite.com/investors/events. A replay of the call will be accessible following the conference call by dialing 888-286-8010 (International: 617-801-6888) and using passcode 49796842.

EBITDA:
EBITDA is not a recognized measure for financial statement presentation under United States generally accepted accounting principles (U.S. GAAP). The Company believes that the non-GAAP measure of EBITDA provides investors with a useful supplemental measure of the Company’s actual and expected operating and financial performance by excluding the impact of interest, taxes, depreciation and amortization. The Company also excludes impairment costs, stock-based compensation, severance, discontinued operations, and other non-operational charges from its non-GAAP measure, as such items may be considered to be of a non-operational nature. EBITDA does not have any standardized definition and therefore may not be comparable to similar measures presented by other reporting companies. Management uses EBITDA to assist in evaluating the Company’s actual and expected operating and financial performance. These non-GAAP results should not be evaluated in isolation of, or as a substitute for, the Company’s financial results prepared in accordance with U.S. GAAP. A table reconciling the Company’s net loss, as reported, to EBITDA is included in the condensed consolidated financial statements in this release. The Company believes that using EBITDA as a performance measure, together with net loss, will help investors better understand the Company’s underlying financial performance.
About NaviSite
NaviSite is a leading provider of enterprise hosting and application solutions. Customers depend on NaviSite for managed application services, application development, implementation and management on its web infrastructure platforms in 17 state-of-the-art data centers supported by more than 700 professionals. NaviSite provides customized and scalable solutions leveraging its broad range of application development capabilities, packaged software implementation expertise, deep portfolio of best in class technologies and a full suite of web-hosting and internet infrastructure options. For more information, please visit www.navisite.com.
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This release contains forward-looking statements, which address a variety of subjects including the expected future operating and financial results, including profitability, revenue growth and EBITDA, success and performance of NaviSite’s product and service offerings, and NaviSite’s strategic business plans for growing its customer base and increasing sales. All statements other than statements of historical fact, including without limitation those with respect to NaviSite’s goals, plans and strategies set forth herein, are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: general economic conditions and changes in economic conditions; NaviSite’s success, including its ability to improve its gross profit, improve its cash flows, expand its operations and revenue, and reach and sustain profitability, depends on its ability to execute on its business strategy and the continued and increased demand for and market acceptance of its products and services; the possibility that financial forecasts of the Company may not be achieved, including those as to expected EBITDA and revenue, or an inability to realize expected synergies or make expected future investments in NaviSite’ businesses or NaviSite may be unable to raise the necessary funds to meet its payment obligations to its lending group under its senior secured credit facility and other creditors; NaviSite’s management may face strain on managerial and operational resources as they try to oversee the expanded operations; NaviSite may not be able to expand its operations in accordance with its business strategy; NaviSite may experience difficulties integrating technologies, operations and personnel in accordance with its business strategy; NaviSite’s acquisition of companies and businesses may not produce expected cost savings, operational efficiencies or revenue; NaviSite’s products, technologies, and resources may not successfully operate with the technology, resources and/or applications of third parties; NaviSite derives a significant portion of its revenue from a small number of customers and the loss of any of those customers could significantly damage NaviSite’s financial condition and results of operations; and increased competition and technological changes in the markets in which NaviSite’s competes. For a detailed discussion of cautionary statements that may affect NaviSite’s future results of operations and financial results, please refer to NaviSite’s filings with the Securities and Exchange Commission, including NaviSite’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Forward-looking statements represent managements current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us. All logos, company and product names may be trademarks or registered trademarks of their respective owners.

NaviSite Financial Tables
EBITDA Summaries

	For the Three Months Ended
	July 31, 2008	July 31, 2007
	Unaudited
	(In thousands)
Net loss, as reported	$(458)	$(17,092)

Depreciation, net of discontinued operations	3,806	2,513
Interest income/expense, net	3,138	2,567
Income taxes	420	293
Amortization	1,829	887

EBITDA	8,735	(10,832)

Impairment costs (recoveries)	—	56
Stock based compensation	1,143	1,010
Severance	108	468
Loss on debt extinguishment	—	15,712
Transaction fees and integration costs	49	158
Discontinued operations, net of severance & depreciation	55	—

EBITDA (excludes impairment costs, stock based compensation, severance, securities offering costs, loss on debt extinguishment and transaction fees and integration costs)	$10,090	$6,572

	For the Twelve Months Ended
	July 31, 2008	July 31, 2007
	Unaudited
	(In thousands)
Net loss, as reported	$(8,684)	$(25,910)

Depreciation, net of discontinued operations	13,214	9,752
Interest income/expense, net	11,769	12,139
Income taxes	1,834	1,173
Amortization	7,893	3,932

EBITDA	26,026	1,086

Impairment costs (recoveries)		(231)
Stock based compensation	4,370	3,696
Severance	484	615
Securities offering costs	11	694
Loss on debt extinguishment	1,651	15,712
Transaction fees and integration costs	932	1,519
Discontinued operations, net of severance & depreciation	712	—

EBITDA (excludes impairment costs, stock based compensation, severance, securities offering costs, loss on debt extinguishment and transaction fees and integration costs)	$34,186	$23,091

NaviSite Financial Tables
Condensed Consolidated Statements of Operations

	For the Three Months Ended		For the Twelve Months Ended
	July 31, 2008	July 31, 2007	July 31, 2008	July 31, 2007
	Unaudited		Unaudited
	(In thousands, except per share amounts)		(In thousands, except per share amounts)
Revenue	$40,108	$34,635	$154,194	$125,860
Revenue, related parties	126	62	372	322

Total revenue	40,234	34,697	154,566	126,182

Cost of revenue, excluding depreciation and amortization	22,293	20,330	86,653	72,634
Depreciation and amortization	5,316	3,163	20,244	12,562

Cost of revenue	27,609	23,493	106,897	85,196

Gross profit	12,625	11,204	47,669	40,986

Operating expenses:
Selling and marketing	5,095	4,795	19,909	16,924
General and administrative	6,123	5,381	22,773	22,043
Impairment costs	—	56	—	(231)

Total operating expenses	11,218	10,232	42,682	38,736

Income from operations	1,407	972	4,987	2,250

Other income (expense):
Interest income	50	174	264	337
Interest expense	(3,188)	(2,741)	(12,033)	(12,476)
Loss on debt extinguishment	—	(15,712)	(1,651)	(15,712)
Other income (expense), net	1,748	508	2,295	864

Loss from continuing operations before income taxes and discontinued operations	17	(16,799)	(6,138)	(24,737)

Income taxes	(420)	(293)	(1,834)	(1,173)

Loss from continuing operations before discontinued operations	(403)	(17,092)	(7,972)	(25,910)

Discontinued operations, net of income taxes	(55)	—	(712)	—

Net loss	(458)	(17,092)	(8,684)	(25,910)

Accretion of preferred stock dividends	(779)	—	(2,656)	—

Net loss attributable to common stockholders	$(1,237)	$(17,092)	$(11,340)	$(25,910)

Basic and diluted net loss per common share:

Loss from continuing operations before discontinued operations available to common shareholders	(0.04)	$(0.53)	(0.31)	$(0.85)
Loss from discontinued operations, net of income taxes	(0.00)	—	(0.02)	—

Net loss attributable to common stockholders	$(0.04)	$(0.53)	$(0.33)	$(0.85)

Basic and diluted weighted average number of common shares outstanding	35,130	32,187	34,731	30,512

NaviSite Financial Tables
Condensed Consolidated Balance Sheets

	July 31, 2008	July 31, 2007
	Unaudited
	(In thousands)
ASSETS

Current assets:
Cash and cash equivalents	$3,261	$11,701
Accounts receivable, less allowance for doubtful accounts of $897 and $781 at July 31, 2008 and July 31, 2007, respectively	18,927	15,051
Unbilled accounts receivable	1,711	920
Prepaid expenses and other current assets	11,557	15,975

Total current assets	35,456	43,647

Non-current assets	140,257	72,597

Total assets	$175,713	$116,244

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Notes payable, current portion	6,100	1,063
Notes payable to AppliedTheory Estate	—	6,000
Capital lease obligations, current portion	3,166	1,829
Accounts payable	7,033	3,913
Accrued expenses, deferred revenue, deferred other income and customer deposits	17,499	20,231

Total current liabilities	33,798	33,036

Total non-current liabilities	133,158	97,072

Total liabilities	166,956	130,108

Preferred stock	27,529	—

Total stockholders’ equity (deficit)	(18,772)	(13,864)

Total liabilities and stockholders’ equity (deficit)	$175,713	$116,244

NaviSite Financial Tables
Condensed Consolidated Statements of Cash Flow

	For the Three Months Ended
	July 31, 2008	July 31, 2007
	Unaudited
	(In thousands)
Net cash provided by operating activities	$3,870	$3,746

Net cash provided by (used for) investing activities	1,771	(10,800)

Net cash provided by (used for) financing activities	(7,378)	14,131

Net cash provided by discontinued operations	60	—

Net increase (decrease) in cash	(1,677)	7,077

Cash and cash equivalents, beginning of period	4,938	4,624

Cash and cash equivalents, end of period	$3,261	$11,701

	For the Fiscal Year Ended
	July 31, 2008	July 31, 2007
	Unaudited
	(In thousands)
Net cash provided by operating activities	$6,574	$6,914

Net cash used for investing activities	(29,812)	(15,909)

Net cash provided by financing activities	15,395	17,336

Net cash used for discontinued operations	(597)	—

Net increase (decrease) in cash	(8,440)	8,341

Cash and cash equivalents, beginning of year	11,701	3,360

Cash and cash equivalents, end of year	$3,261	$11,701